Exhibit 99.1

NEWS RELEASE	C2006-3

DST Systems, Inc.	Contact:
Thomas A. McDonnell (816) 435-8684
333 West 11th Street	President and Chief Executive Officer
Kansas City, MO
64105-1594	Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer
NYSE Symbol: DST

FOR IMMEDIATE RELEASE - January 24, 2006

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2005
AND 2005 ANNUAL FINANCIAL RESULTS

KANSAS CITY, MO (January 24, 2006) – Excluding certain items that management believes are appropriate to provide a better basis for evaluating underlying business unit performance, consolidated net income, as adjusted, for DST Systems, Inc. (NYSE: DST) was $58.1 million ($0.78 per diluted share) for the fourth quarter 2005 compared to $63.0 million ($0.74 per diluted share) for the fourth quarter 2004.  Net income, as adjusted, for the year ended December 31, 2005 was $212.6 million ($2.70 per diluted share) compared to 2004 net income of $215.2 million ($2.50 per diluted share).  GAAP net income for the fourth quarter 2005 was $50.7 million ($0.68 per diluted share) compared to fourth quarter 2004 GAAP net income of $66.9 million ($0.79 per diluted share). GAAP net income for 2005 was $424.6 million ($5.39 per diluted share) compared to 2004 GAAP net income of $222.8 million ($2.59 per diluted share).

Items of significance from the fourth quarter 2005, excluding the effect of certain items described in the section entitled “Non-GAAP Adjustments”, were as follows:

•                  Consolidated operating revenues increased $33.8 million or 9.1% compared to fourth quarter 2004, excluding the effects of operating revenues of businesses sold (DST Innovis and DST Interactive (the “Innovis Entities”) and EquiServe) for fourth quarter 2004, and excluding operating revenues of businesses acquired (DST Health Solutions) for fourth quarter 2005.  The increase in operating revenues is due to higher revenues from DST International investment accounting software and services, U.S. mutual fund shareowner processing, Output Solutions and lock\line related services.

•                  Consolidated income from operations increased $2.7 million or 2.9% compared to fourth quarter 2004.  The principal components of the increase were contributions from higher DST International revenues, mutual fund shareowner processing, and certain operating cost improvements in financial services which offset the absence of EquiServe and the Innovis Entities.  Output Solutions income from operations declined $3.4 million from fourth quarter 2004 due to increased personnel and infrastructure expenditures for new printing technology to support future business growth.

•                  Consolidated operating margin for DST during the fourth quarter 2005 was 22.4%, an increase of 1.8% compared to fourth quarter 2004.

•                  The effective income tax rate during the fourth quarter 2005 was 37.5%.  The increase during the quarter, as compared to the effective rate for the nine months ended September 30, 2005, was caused primarily by a change in the relative proportions of domestic and international taxable income.  The effect of this mix change was an increase in income tax expense in the fourth quarter 2005.  The effective tax rate for the fourth quarter 2004 was 33.0%, which benefited from realization of real estate related tax credits.

•                  Capital structure highlights during the fourth quarter 2005 were as follows:

•                  Diluted shares outstanding for the fourth quarter 2005 were 74.6 million shares.  The dilutive effect of the convertible debentures increased diluted shares outstanding by approximately 2.6 million shares during fourth quarter 2005.

•                  DST repurchased 1.4 million shares for $81.6 million during the fourth quarter 2005.  There are 5.3 million shares remaining under the existing repurchase authorization.  Total share repurchases during 2005 were 14.5 million.

•                  The Company had approximately 69.0 million shares outstanding at December 31, 2005, excluding 2.7 million restricted shares, which are excluded from the calculation of common shares outstanding for basic earnings per share.  Shares outstanding decreased 11.2 million or 14.0% from December 31, 2004.

•                  Total stock options outstanding and restricted stock (“equity units”) at December 31, 2005 equaled 13.3 million, a decrease of 3.8 million or 22.2 % from December 31, 2004.

•                  Mutual fund shareowner activity highlights during the fourth quarter 2005 were as follows:

•                  U.S. mutual fund open shareowner accounts processed increased 700,000 or 0.7% for the quarter, and totaled 102.2 million at December 31, 2005, an increase of 10.8% over 2004.  The increase in 2005 was comprised of 7.1 million shareowner accounts or 7.7% converted from new clients and 2.9 million or 3.1% from net new account growth of existing clients.

•                  No new client commitments were received in the quarter.  DST continues to be involved in 11 potential new client proposals with approximately 22 million accounts.

•                  On January 1, 2006, DST completed the previously announced merger of its lock\line business with Asurion Corporation (the “lock\line merger”).  The merger transaction was structured as a tax-free reorganization, but DST will recognize a book gain on the merger during the first quarter 2006.  The amount of such gain is dependent upon finalization of a valuation of assets.  In addition, DST will record compensation related charges in the first quarter of 2006 resulting from the acceleration of vesting of restricted stock, which occurred as a result of the closing.  lock\line related operating revenues for the quarter and year ended December 31, 2005 were $43.1 million and $164.8 million, respectively, including wireless handset underwriting revenues of $12.1 million and $40.8 million, respectively, recorded in DST’s captive insurance company.  lock\line related operating revenues for the quarter and year ended December 31, 2004 were $34.4 million and $110.5 million, respectively, including wireless handset underwriting revenues of $6.0 million and $13.2 million, respectively.  Future underwriting revenues will be novated to Asurion post merger.  The merger will be accounted for as a purchase by Asurion, which will result in the recording of identified intangibles requiring amortization by Asurion.  DST will own approximately 35% of Asurion and will record its proportionate share of Asurion’s net income as equity in earnings of unconsolidated affiliates beginning in 2006.  DST will account for the merger transaction as both a sale and purchase by DST, which will result in DST recording certain identifiable intangibles requiring amortization.  The amortization of the DST identified intangibles will further reduce the equity in earnings attributed to the Asurion investment.  The amortization of the collective identified intangibles will likely result in the transaction being dilutive to earnings per share.

Non-GAAP Adjustments

Reported results for the fourth quarters and years ended December 31, 2005 and 2004 include certain items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended December 31, 2005:

•                  Asset impairment charges related to DST’s wealth management software products, totaling $11.6 million, which are included in Financial Services depreciation and amortization expense.

•                  Reversal of a $3.5 million liability associated with a significant customer contract which was probable and established at the time of the EquiServe sale, which has subsequently been eliminated.  The reversal of the liability resulted in an increase in other income, net.

•                  Approximately $1.0 million of costs incurred in connection with the lock\line merger which are included in Financial Services costs and expenses.

•                  Net gains of $1.8 million, associated with securities transactions, which are included in other income, net.

•                  The tax effect of the above adjustments resulted in a $1.9 million tax benefit during the quarter.

•                  Approximately $2.0 million of income tax expense resulting from an $87.3 million dividend paid by DST International to DST Systems, Inc. during the fourth quarter 2005.  This dividend was structured to be compliant with the terms of the Homeland Investment Act.

The following items, which have been treated as non-GAAP adjustments, occurred during the quarter ended December 31, 2004:

•                  Financial Services costs and expenses were reduced by the reversal of a $10.0 million subsidiary pre-acquisition contingency litigation accrual.

•                  Investments and Other costs and expenses were increased by a $28.0 million contribution of marketable securities.

•                  Other income included approximately $28.6 million of net gains on security transactions, mostly attributable to the book gain on the contributed marketable securities.

•                  Impairment charges in the amount of $20.0 million were recorded in equity in earnings of unconsolidated affiliates during the fourth quarter 2004.

•                  The income tax effect of the above adjustments resulted in a $13.3 million tax benefit for the quarter.

In addition to the items listed in the quarter ended December 31, 2005 section above, the following items, which have been treated as non-GAAP adjustments, occurred during the year ended December 31, 2005:

•                  Gains resulting from the sale of businesses, including EquiServe ($120.4 million) on June 17, 2005 and the Innovis Entities ($153.8 million) on July 1, 2005.

•                  Recognition of an $11.2 million gain, that was previously required to be deferred, in equity in earnings of unconsolidated affiliates in conjunction with the sale of EquiServe.

•                  Accelerated vesting of restricted stock in the amount of $6.9 million, included in Customer Management costs and expenses, as a result of the sale of the Innovis Entities.

•                  Other net gains, in the amount of $79.4 million, associated with securities transactions (principally shares of Computer Sciences Corporation that were exchanged in the DST Health Solutions transaction), which are included in other income, net.

•                  Net gain resulting from the sale of an office building and related fixed assets in the amount of $26.0 million, which is included in Investments and Other as a reduction to costs and expenses.

•                  Impairment charges in the amount of $2.4 million related to certain real estate properties, which are included in Investments and Other depreciation and amortization.

•                  The income tax effect of the above adjustments resulted in income tax expense of $154.9 million.

In addition to the items listed in the quarter ended December 31, 2004 section above, the following items, which have been treated as non-GAAP adjustments, occurred during the year ended December 31, 2004:

•                  Other net gains, in the amount of $6.0 million, associated with security transactions, which are included in other income, net.

•                  Facility and other consolidation costs, in the amount of $600,000, which is included in Output Solutions costs and expenses.

•                  The income tax effect of the above adjustments resulted in a tax benefit of $11.6 million.

A reconciliation of GAAP financial results to financial results excluding the items described above is included in the financial schedules.

Detailed Review of Financial Results

The following discussion of financial results excludes the items described in the section entitled “Non-GAAP Adjustments”.

Segment Results and Other

Financial Services Segment

Operating revenues (excluding out-of-pocket reimbursements (“OOP”)) for the Financial Services segment for the fourth quarter 2005, excluding operating revenues from DST Health Solutions in the fourth quarter 2005 and operating revenues from EquiServe in the fourth quarter 2004, increased $30.1 million or 12.0% compared to the fourth quarter 2004.  The increase in operating revenues is due to higher revenues from DST International investment accounting software and services, U.S. mutual fund shareowner processing and lock\line related services.

U.S. Financial Services segment operating revenues in the fourth quarter 2005 increased $21.3 million over the prior year quarter, excluding operating revenues from DST Health Solutions in the fourth quarter 2005 and operating revenues from EquiServe in the fourth quarter 2004.  The increase in U.S. revenues resulted from higher lock\line related services and mutual fund shareowner processing revenues, partially offset by lower AWD revenues.

International Financial Services segment operating revenues totaled $53.9 million in the fourth quarter 2005, an increase of $8.8 million or 19.5% from the prior year quarter, primarily from higher DST International investment accounting software and services.  International Financial Services operating revenues include approximately $20.9 million of software license revenues in the fourth quarter 2005, an increase of $4.7 million compared to the fourth quarter 2004.  While license revenues are not a significant percentage of DST’s Financial Services segment, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing and size of the contract.

Financial Services segment income from operations for the fourth quarter 2005 increased $6.0 million or 6.9% from the prior year quarter to $92.5 million, primarily from increased contributions from higher DST International revenues, mutual fund shareowner processing, and certain operating cost improvements in financial services which offset the absence of EquiServe income and lower AWD revenues.  Costs and expenses (including OOP costs) during the fourth quarter 2005 decreased $13.3 million compared to the prior year quarter due to lower OOP costs associated with lower OOP revenues, cost containments and the absence of EquiServe, which are partially offset by the inclusion of DST Health Solutions.  Depreciation and amortization costs decreased $2.5 million or 8.8% in the fourth quarter 2005 compared to the prior year quarter.   The decrease is attributable to lower depreciation of computer equipment and the absence of Fairway software amortization and EquiServe costs, partially offset by the amortization of intangible assets of DST Health Solutions.  Operating margin for the fourth quarter 2005 was 30.4%, an increase of 2.4% compared to the prior year quarter principally from the reasons mentioned above.

Operating revenues (excluding OOP reimbursements) for the Financial Services segment for the year ended December 31, 2005, excluding operating revenues from DST Health Solutions in 2005 and operating revenues from EquiServe in 2005 and 2004, increased $109.4 million or 12.0% compared to the year ended December 31, 2004.  The increase in operating revenues is due to higher lock\line related services, U.S. mutual fund processing revenues and DST International revenues.

Financial Services segment income from operations for the year ended December 31, 2005 was $282.3 million, an increase of $10.7 million compared to the prior year.  Costs and expenses (including OOP costs) during 2005 increased $53.5 million compared to the prior year due to higher OOP costs associated with higher OOP revenues, higher lock\line related costs to support the revenue growth and the inclusion of DST Health Solutions, which is partially offset by the absence of EquiServe.  Depreciation and amortization costs decreased $8.5 million or 7.8% in 2005 compared to 2004.   The decrease is attributable to lower depreciation of computer equipment and the absence of Fairway software amortization and EquiServe costs, partially offset by the amortization of intangible assets of DST Health Solutions.  Financial Services operating margin for 2005 was 23.8%, unchanged from 2004.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for the fourth quarter 2005 were $118.9 million, an increase of $5.0 million or 4.4% as compared to fourth quarter 2004, principally from higher telecommunications industry revenues.  Items mailed during fourth quarter 2005 were 460 million, an increase of 11.1% compared to fourth quarter 2004.

Output Solutions segment income from operations for the fourth quarter 2005 decreased $3.4 million compared to the prior year quarter, principally from increased personnel and infrastructure expenditures for new printing technology to support future business growth.  Costs and expenses (including OOP costs) increased $20.1 million or 8.1% from the fourth quarter 2004, reflecting higher OOP costs associated with higher volumes and higher personnel and other costs associated with the increase in operating revenues.  Depreciation and amortization decreased $100,000 compared to fourth quarter 2004.

Output Solutions segment operating revenues for 2005 were $487.2 million, an increase of $33.3 million or 7.3% compared to 2004, principally from higher telecommunications, video service and mutual fund revenues, partially offset by lower brokerage industry revenues.  Items mailed during 2005 were 1.8 billion, an increase of 10.7% compared to 2004.  Segment income from operations for the year ended December 31, 2005 increased $4.3 million or 19.8% from the prior year to $26.0 million, primarily from income associated with higher revenues and from lower depreciation and amortization costs of $1.3 million.  Operating margin for 2005 was 5.3%, an increase of 0.5% compared to 2004 for the reasons mentioned above.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, decreased $1.3 million in the fourth quarter 2005 as compared to the fourth quarter 2004 due primarily to lower rent revenue resulting from the sale of an office building in third quarter 2005.  Investments and Other segment income from operations for the fourth quarter 2005 increased $200,000 as compared to the prior year quarter.

Equity in earnings of unconsolidated affiliates

DST’s share of BFDS earnings for the fourth quarter 2005 increased due to increased mutual fund shareowner accounts serviced.  IFDS earnings for the quarter decreased primarily due to U.K. foreign exchange gains recognized in 2004 and high Canadian costs to support account growth.   Shareowner accounts serviced by IFDS U.K. were 5.2 million at December 31, 2005, a decrease of 100,000 or 1.9% compared to both the September 30, 2005 and December 31, 2004 levels.   Shareowner accounts serviced by IFDS Canada were 6.8 million at December 31, 2005, an increase of 500,000 or 7.9% from September 30, 2005 and an increase of 600,000 or 9.7% from December 31, 2004.  Fourth quarter 2004 Other includes a gain recognized by Wall Street Access, a 20% owned joint venture.

Other income, net

Other income decreased $100,000 in the fourth quarter 2005 as compared to the fourth quarter 2004.  Other income increased $7.9 million during the year ended December 31, 2005 as compared to the prior year.  The increase is primarily due to higher dividend income and interest income on funds received from business unit sales.

Interest expense

Interest expense was $17.6 million for the quarter ended December 31, 2005, an increase of $3.1 million from the prior year quarter, principally from higher average interest rates.  Interest expense during 2005 increased $11.3 million as compared to 2004 due to higher average interest rates, the recognition of $1.2 million of unamortized debt issuance costs as a result of the replacement of the Company’s syndicated line of credit facility in the second quarter of 2005 and interest expense associated with a forward stock purchase agreement that closed in June 2005.

Income taxes

DST’s effective tax rate was 37.5% for the fourth quarter 2005 and 36.7% for the year ended December 31, 2005.  For the quarter and year ended December 31, 2004, the effective tax rate was 33.0% and 34.0%, respectively.  The increase during the fourth quarter 2005, as compared to the effective tax rate for the nine months ended September 30, 2005, was primarily caused by a change in the relative proportions of domestic and international taxable income.  The effect of this mix change was an increase in income tax expense in the quarter.  The effective tax rates during the quarter and year ended December 31, 2004 were lower principally due to certain real estate tax credits.  Excluding the effects of discrete period items, such as the lock\line merger, the Company expects its recurring effective tax rate for 2006 to be 37.5%.

Convertible Debentures

At the beginning of 2006, DST notified the trustee for the $840 million senior convertible debentures that bondholders are eligible to request conversion of these securities into shares of DST common stock through March 31, 2006.  This conversion right is the result of the price of DST’s common stock trading above 120% of the applicable conversion price ($49.08) for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading date of the quarter.  As a result of the security holders’ right to convert, and DST’s stated intention to settle conversions with cash for the principal portion, DST will reclassify these debentures as current debt in the consolidated December 31, 2005 balance sheet.  DST does not expect significant conversion activity during the first quarter 2006.  Conversion rights for subsequent quarters will be a function of future DST stock prices.

Accounting Standards

On September 30, 2005, the FASB issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  DST is currently evaluating the impact of this proposed accounting standard.  DST currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share.

The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Accordingly, the Company’s stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128, if amended as proposed.  The final statement is expected to be issued in the first quarter of  2006.  The statement would be effective for interim and annual periods ending after June 15, 2006.  Retrospective application would be required for all changes to SFAS 128, except that retrospective application would be prohibited for contracts that were either settled in cash prior to adoption or modified prior to adoption to require cash settlement.  For DST, adoption of this statement, as proposed, will require retroactive restatement of the Company’s diluted earnings per share calculations subsequent to the issuance of the convertible debentures.  Under the revised SFAS 128 “if converted” method included in the exposure draft, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion by 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity.  Under this method, GAAP diluted earnings per share would have been $0.63 and $0.71 for the three months ended December 31, 2005 and 2004, respectively, and $4.71 and $2.39 for the years ended December 31, 2005 and 2004, respectively.  The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft.  DST is still evaluating the remaining aspects of this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors affecting future actions or results, including those set forth in DST’s latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking comments.  The Company will not update any forward-looking statements in this press release to reflect future events.

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	For the Three Months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004

Operating revenues	$426.6	$449.6	$1,744.6	$1,732.0
Out-of-pocket reimbursements	189.1	176.7	770.5	696.6
Total revenues	615.7	626.3	2,515.1	2,428.6

Costs and expenses	484.9	509.4	2,020.6	1,954.4
Depreciation and amortization	48.0	42.2	158.1	158.5

Income from operations	82.8	74.7	336.4	315.7

Interest expense	(17.6)	(14.5)	(66.6)	(55.3)
Other income, net	12.2	35.6	114.2	56.2
Gains on sale of businesses	274.2
Equity in earnings of unconsolidated affiliates	8.3	(11.1)	44.8	5.4

Income before income taxes	85.7	84.7	703.0	322.0
Income taxes	35.0	17.8	278.4	99.2

Net income	$50.7	$66.9	$424.6	$222.8

Average common shares outstanding	69.0	82.6	75.2	83.7
Diluted shares outstanding	74.6	85.1	78.7	86.1

Basic earnings per share	$0.73	$0.81	$5.65	$2.66
Diluted earnings per share	$0.68	$0.79	$5.39	$2.59

DST SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

ADJUSTED FOR NON-GAAP AMOUNTS

(In millions, except per share amounts)

(Unaudited)

	For the Three Months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004

Operating revenues	$426.6	$449.6	$1,744.6	$1,732.0
Out-of-pocket reimbursements	189.1	176.7	770.5	696.6
Total revenues	615.7	626.3	2,515.1	2,428.6

Costs and expenses	483.9	491.4	2,031.4	1,935.8
Depreciation and amortization	36.4	42.2	144.1	158.5

Income from operations	95.4	92.7	339.6	334.3

Interest expense	(17.6)	(14.5)	(66.6)	(55.3)
Other income, net	6.9	7.0	29.5	21.6
Equity in earnings of unconsolidated affiliates	8.3	8.9	33.6	25.4

Income before income taxes	93.0	94.1	336.1	326.0
Income taxes	34.9	31.1	123.5	110.8

Net income	$58.1	$63.0	$212.6	$215.2

Average common shares outstanding	69.0	82.6	75.2	83.7
Diluted shares outstanding	74.6	85.1	78.7	86.1

Basic earnings per share	$0.84	$0.76	$2.83	$2.57
Diluted earnings per share	$0.78	$0.74	$2.70	$2.50

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Three Months ended December 31, 2005

(In millions, except per share amounts)

(Unaudited)

	Financial Services	Output Solutions	Investments/ Other	Consolidated Total

Total revenues, as reported	$336.8	$275.2	$15.3	$615.7 *

Costs and expenses, as reported	219.3	267.8	9.4	484.9 *
Non-GAAP adjustments	(1.0)	(1.0)
Costs and expenses, as adjusted	218.3	267.8	9.4	483.9

Depreciation and amortization, as reported	37.6	7.4	3.0	48.0
Non-GAAP adjustments	(11.6)	(11.6)
Depreciation and amortization, as adjusted	26.0	7.4	3.0	36.4

Income from operations, as reported	79.9	2.9	82.8
Non-GAAP adjustments	12.6	12.6
Income from operations, as adjusted	$92.5	$	$2.9	95.4

Interest expense, as reported				(17.6)

Other income, net, as reported				12.2
Non-GAAP adjustments				(5.3)
Other income, net, as adjusted				6.9

Equity in earnings of unconsolidated affiliates, as reported				8.3

Income before taxes, as reported				85.7
Non-GAAP adjustments				7.3
Income before taxes, as adjusted				93.0

Income taxes, as reported				35.0
Non-GAAP adjustments				(0.1)
Income taxes, as adjusted				34.9

Net income, as reported				50.7
Non-GAAP adjustments				7.4
Net income, as adjusted				$58.1

Diluted earnings per share, as reported				$0.68
Diluted earnings per share, as adjusted				$0.78

* Includes consolidation elimination adjustments of $11.6

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Three Months ended December 31, 2004

(In millions, except per share amounts)

(Unaudited)

	Financial	Output	Customer	Investments/	Consolidated
	Services	Solutions	Management	Other	Total

Total revenues, as reported	$346.6	$258.6	$55.2	$16.6	$626.3 *

Costs and expenses, as reported	221.6	247.7	53.1	37.7	509.4 *
Non-GAAP adjustments	10.0			(28.0)	(18.0)
Costs and expenses, as adjusted	231.6	247.7	53.1	9.7	491.4

Depreciation and amortization, as reported	28.5	7.5	2.0	4.2	42.2

Income from operations, as reported	96.5	3.4	0.1	(25.3)	74.7
Non-GAAP adjustments	(10.0)			28.0	18.0
Income from operations, as adjusted	$86.5	$3.4	$0.1	$2.7	92.7

Interest expense, as reported					(14.5)

Other income, net, as reported					35.6
Non-GAAP adjustments					(28.6)
Other income, net, as adjusted					7.0

Equity in earnings of unconsolidated affiliates, as reported					(11.1)
Non-GAAP adjustments					20.0
Equity in earnings of unconsolidated affiliates, as adjusted					8.9

Income before taxes, as reported					84.7
Non-GAAP adjustments					9.4
Income before taxes, as adjusted					94.1

Income taxes, as reported					17.8
Non-GAAP adjustments					13.3
Income taxes, as adjusted					31.1

Net income, as reported					66.9
Non-GAAP adjustments					(3.9)
Net income, as adjusted					$63.0

Diluted earnings per share, as reported					$0.79
Diluted earnings per share, as adjusted					$0.74

* Includes consolidation elimination adjustments of $50.7

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Year ended December 31, 2005

(In millions, except per share amounts)

(Unaudited)

	Financial	Output	Customer	Investments/	Consolidated
	Services	Solutions	Management	Other	Total

Total revenues, as reported	$1,351.1	$1,100.8	$123.0	$67.5	$2,515.1 *

Costs and expenses, as reported	977.2	1,047.9	109.0	13.8	2,020.6 *
Non-GAAP Adjustments	(8.3)		(6.9)	26.0	10.8
Costs and expenses, as adjusted	968.9	1,047.9	102.1	39.8	2,031.4

Depreciation and amortization, as reported	111.5	26.9	3.3	16.4	158.1
Non-GAAP Adjustments	(11.6)			(2.4)	(14.0)
Depreciation and amortization, as adjusted	99.9	26.9	3.3	14.0	144.1

Income from operations, as reported	262.4	26.0	10.7	37.3	336.4
Non-GAAP Adjustments	19.9		6.9	(23.6)	3.2
Income from operations, as adjusted	$282.3	$26.0	$17.6	$13.7	339.6

Interest expense, as reported					(66.6)

Other income, net, as reported					114.2
Non-GAAP Adjustments					(84.7)
Other income, net, as adjusted					29.5

Gains on sale of businesses, as reported					274.2
Non-GAAP Adjustments					(274.2)
Gains on sale of businesses, as adjusted

Equity in earnings of unconsolidated affiliates, as reported					44.8
Non-GAAP Adjustments					(11.2)
Equity in earnings of unconsolidated affiliates, as adjusted					33.6

Income before income taxes, as reported					703.0
Non-GAAP Adjustments					(366.9)
Income before income taxes, as adjusted					336.1

Income taxes, as reported					278.4
Non-GAAP Adjustments					(154.9)
Income taxes, as adjusted					123.5

Net income, as reported					424.6
Non-GAAP Adjustments					(212.0)
Net income, as adjusted					$212.6

Diluted earnings per share, as reported					$5.39
Diluted earnings per share, as adjusted					$2.70

* Includes consolidation elimination adjustments of $127.3

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED GAAP AMOUNTS TO NON-GAAP AMOUNTS

For the Year ended December 31, 2004

(In millions, except per share amounts)

(Unaudited)

	Financial	Output	Customer	Investments/	Consolidated
	Services	Solutions	Management	Other	Total

Total revenues, as reported	$1,295.4	$1,024.6	$241.8	$65.7	$2,428.6 *

Costs and expenses, as reported	905.4	975.3	207.6	65.0	1,954.4 *
Non-GAAP Adjustments	10.0		(0.6)	(28.0)	(18.6)
Costs and expenses, as adjusted	915.4	974.7	207.6	37.0	1,935.8

Depreciation and amortization, as reported	108.4	28.2	6.9	15.0	158.5

Income from operations, as reported	281.6	21.1	27.3	(14.3)	315.7
Non-GAAP Adjustments	(10.0)		0.6	28.0	18.6
Income from operations, as adjusted	$271.6	$21.7	$27.3	$13.7	334.3

Interest expense, as reported					(55.3)

Other income, net, as reported					56.2
Non-GAAP Adjustments					(34.6)
Other income, net, as adjusted					21.6

Equity in earnings of unconsolidated affiliates, as reported					5.4
Non-GAAP Adjustments					20.0
Equity in earnings of unconsolidated affiliates, as adjusted					25.4

Income before income taxes, as reported					322.0
Non-GAAP Adjustments					4.0
Income before income taxes, as adjusted					326.0

Income taxes, as reported					99.2
Non-GAAP Adjustments					11.6
Income taxes, as adjusted					110.8

Net income, as reported					222.8
Non-GAAP Adjustments					(7.6)
Net income, as adjusted					$215.2

Diluted earnings per share, as reported					$2.59
Diluted earnings per share, as adjusted					$2.50

* Includes consolidation elimination adjustments of $198.9

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

STATEMENT OF REVENUES BY SEGMENT

(In millions)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004

Financial Services
Operating	$304.0	$308.7	$1,183.7	$1,141.8
OOP reimbursements	32.8	37.9	167.4	153.6
	$336.8	$346.6	$1,351.1	$1,295.4

Output Solutions
Operating	$118.9	$113.9	$487.2	$453.9
OOP reimbursements	156.3	144.7	613.6	570.7
	$275.2	$258.6	$1,100.8	$1,024.6

Customer Management
Operating	$	$42.6	$96.6	$188.3
OOP reimbursements		12.6	26.4	53.5
	$	$55.2	$123.0	$241.8

Investments and Other
Operating	$15.2	$16.5	$67.1	$65.3
OOP reimbursements	0.1	0.1	0.4	0.4
	$15.3	$16.6	$67.5	$65.7

Eliminations
Operating	$(11.5)	$(32.1)	$(90.0)	$(117.3 (117.3)
OOP reimbursements	(0.1)	(18.6)	(37.3)	(81.6)
	$(11.6)	$(50.7)	$(127.3)	$(198.9)

Total Revenues
Operating	$426.6	$449.6	$1,744.6	$1,732.0
OOP reimbursements	189.1	176.7	770.5	696.6
	$615.7	$626.3	$2,515.1	$2,428.6

DST SYSTEMS, INC.

STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT

(In millions)

(Unaudited)

GAAP

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Income (loss) from operations
Financial Services	$79.9	$96.5	$262.4	$281.6
Output Solutions		3.4	26.0	21.1
Customer Management		0.1	10.7	27.3
Investments and Other		2.9	(25.3)	37.3
	$82.8	$74.7	$336.4	$315.7

ADJUSTED FOR NON-GAAP

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Income (loss) from operations
Financial Services	$92.5	$86.5	$282.3	$271.6
Output Solutions		3.4	26.0	21.7
Customer Management		0.1	17.6	27.3
Investments and Other	2.9	2.7	13.7	13.7
	$95.4	$92.7	$339.6	$334.3

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

STATEMENT OF EQUITY IN EARNINGS (LOSSES)

OF UNCONSOLIDATED AFFILIATES

(In millions)

(Unaudited)

GAAP

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

BFDS	$4.8	$(0.5)	$29.0	$10.9
IFDS	3.8	2.2	15.5	8.1
Other	(0.3)	(12.8)	0.3	(13.6)
	$8.3	$(11.1)	$44.8	$5.4

ADJUSTED FOR NON-GAAP

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004

BFDS	$4.8	$2.2	$17.8	$13.6
IFDS	3.8	4.8	15.5	10.7
Other	(0.3)	1.9	0.3	1.1
	$8.3	$8.9	$33.6	$25.4

Note: See Non-GAAP Adjustments section for a description of the above adjustments

DST SYSTEMS, INC.

OTHER SELECTED FINANCIAL INFORMATION

(In millions)

(Unaudited)

	December 31,	December 31,
	2005	2004
Selected Balance Sheet Information

Cash	$84	$95
Total debt	1,394	1,483

	For the Year Ended December 31,
	2005	2004
Selected Cash Flow Information

Capital expenditures
Operating segments	$126	$162
Investments and Other segment	11	21